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                                                                      Exhibit 15



November 8, 1999


Stockholders and Board of Directors
First Data Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Supplemental Savings Plan 2000 of First Data Corporation of our reports dated April 23, 1999 and July 26, 1999 relating to the unaudited consolidated interim financial statements of First Data Corporation which are included in its Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        /s/ Ernst & Young LLP

                                        Ernst & Young LLP

Atlanta, Georgia